Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

LAWRENCEBURG DISTILLERS INDIANA, LLC

(as Seller)

and

ANGOSTURA US HOLDINGS LIMITED

 (as the Parent Company)

and

MGPI OF INDIANA, LLC

(as Buyer)

Dated October 20, 2011

i

	5.13	No Undisclosed Liabilities	26
	5.14	Taxes	26
	5.15	No Material Adverse Change	27
	5.16	Employee Benefits	27
	5.17	Compliance With Legal Requirements; Governmental Authorizations	29
	5.18	Legal Proceedings	30
	5.19	Absence of Certain Changes and Events	30
	5.2	Contracts; No Defaults	31
	5.21	Insurance	32
	5.22	Environmental Matters	33
	5.23	Employees	34
	5.24	Labor Disputes; Compliance	35
	5.25	Intellectual Property Assets	35
	5.26	Compliance With the Bribery Laws, Export Laws, Anti-Terrorism Laws	38
	5.27	Suppliers; Customers; Product Liability; Product Labeling	38
	5.28	Relationships With Related Persons	39
	5.29	Brokers or Finders	39
	5.3	Warehouse Agreements	39
	5.31	Disclosure	40
	5.32	No Other Representations	40

6.	REPRESENTATIONS AND WARRANTIES OF BUYER		40
	6.1	Organization and Good Standing	40
	6.2	Authority; No Conflict	40
	6.3	Certain Proceedings	41
	6.4	Brokers or Finders	41

7.	COVENANTS OF SELLER AND PARENT COMPANY PRIOR TO CLOSING		41
	7.1	Access and Investigation	41
	7.2	Operation of the Business of Seller	42
	7.3	Negative Covenant	43
	7.4	Required Approvals	43
	7.5	Notification	44
	7.6	No Negotiation	44

	7.7	Best Efforts	44
	7.8	Interim Financial Statements	44
	7.9	Change of Name	44
	7.1	Payment of Liabilities	45
	7.11	Current Evidence of Title	45
	7.12	WARN Act	46
	7.13	Tax Matters	46

8.	COVENANTS OF BUYER PRIOR TO CLOSING		47
	8.1	Required Approvals	47
	8.2	Best Efforts	47

9.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		47
	9.1	Accuracy of Representations	47
	9.2	Seller’s and Parent Company’s Performance	47
	9.3	Consents	47
	9.4	Additional Documents	48
	9.5	No Proceedings	48
	9.6	Transition Services Agreement	48
	9.7	Title Insurance	48
	9.8	Governmental Authorizations	49
	9.9	Environmental Report	49
	9.1	Employees	49
	9.11	Due Diligence	49
	9.12	Sale of Bottling and Packaging Business	49

10.	CONDITIONS PRECEDENT TO SELLER’S AND PARENT COMPANY’S OBLIGATION TO CLOSE		49
	10.1	Accuracy of Representations	49
	10.2	Buyer’s Performance	50
	10.3	No Injunction	50
	10.4	Sale of Bottling and Packaging Business	50
	10.5	TTB Applications.	50
	10.6	Distilled Spirits Bond.	50
	10.7	Utilities.	50

11.	TERMINATION		50
	11.1	Termination Events	50
	11.2	Effect of Termination	51

12.	ADDITIONAL COVENANTS		51
	12.1	Employees and Employee Benefits	51
	12.2	Payment of All Taxes Resulting From Sale of Assets By Seller	54
	12.3	Payment of Other Retained Liabilities	54
	12.4	Nonsolicitation and Nondisparagement	54
	12.5	Retention of and Access to Records	55
	12.6	Further Assurances	55
	12.7	Refunds and Remittances	55
	12.8	Pernod Ricard	56
	12.9	Insurance	56
	12.1	IT Transition	56

13.	INDEMNIFICATION; REMEDIES		56
	13.1	Survival	56
	13.2	Indemnification and Reimbursement by Seller and Parent Company	56
	13.3	Indemnification and Reimbursement by Seller and Parent Company - Environmental Matters	57
	13.4	Indemnification and Reimbursement by Buyer	58
	13.5	Limitations of Liability --Seller and Parent Company	59
	13.6	Time Limitations	60
	13.7	Escrow	60
	13.8	Third-Party Claims	60
	13.9	Other Claims	62
	13.1	Non-Scheduled Assets	62
	13.11	Exclusive Remedy	62

14.	CONFIDENTIALITY		63
	14.1	Confidential Information	63

15.	GENERAL PROVISIONS		63
	15.1	Expenses	63
	15.2	Public Announcements	63

15.3	Notices	63
15.4	Jurisdiction; Service of Process; Waiver of Jury Trial	64
15.5	Enforcement of Covenants	64
15.6	Waiver; Remedies Cumulative	65
15.7	Entire Agreement and Modification	65
15.8	Assignments, Successors and No Third-Party Rights	65
15.9	Severability	66
15.1	Governing Law	66
15.11	Execution of Agreement	66
15.12	Parent Company Obligations	66

EXHIBITS
Exhibit A	–	Sample Calculation of the Seller’s Working Capital as per August 31, 2011
Exhibit B	–	Valuation Methodology of Buffer Stock, Grain Stock and Coal Stockpiles
Exhibit C	–	Form of Escrow Agreement
Exhibit D	–	List of Equipment
Exhibit E	–	List of Assumed Contracts
Exhibit F	–	List of all Commonly Used Assets to be transferred to Buyer
Exhibit G	–	Excluded Assets
Exhibit H	–	Allocation of Purchase Price Methodology
Exhibit I	–	Form of Recordable Limited Warranty Deed
Exhibit J	–	Form of Guarantee
Exhibit K	–	List of Employees

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, made and entered into on the 20th day of October, 2011, by and among Lawrenceburg Distillers Indiana, LLC, an Indiana limited liability company (“Seller”), Angostura US Holdings Limited, a Delaware corporation  (“AHL” or “Parent Company”), and MGPI of Indiana, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.           The Parent Company owns directly all of the issued and outstanding membership interests of Seller;

B.           Seller operates a beverage alcohol distillery business producing customized and premium grade whiskeys, gins and neutral grain spirits and a related barrel storage, blending operation and tank farm all located in Greendale and Lawrenceburg, Indiana and operates a grain elevator in Rushville, Indiana (collectively the “Distillery Business”);

C.           Seller also operates a business engaged in the packaging and bottling and finished goods warehousing of alcoholic beverages in Greendale and Lawrenceburg, Indiana (the “Bottling and Packaging Business”);

D.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all the assets of Seller used or held for use by it in connection with the Distillery Business, on the terms and subject to the conditions set forth herein; and

E.           Seller has entered into a separate agreement with a party unrelated to Buyer (the “Bottling Acquiror”) pursuant to which Seller will sell to the Bottling Acquiror substantially all the assets of Seller used or held for use by it in connection with the Bottling and Packaging Business (the “Bottling Transaction”).

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows.

1.	DEFINITIONS AND USAGE

1.1	Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”-- all trade accounts receivable and other rights to payment from customers of Seller related to the Distillery Business, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered.

“AdvizeX Contract” – the Master Lease and Financing Agreement No. 2936362122 dated July 2, 2010 between Seller and Hewlett-Packard Financial Services Company.

“Affiliate” – with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The term “control” includes the power to direct the management and policies of a Person.

“Anti-Terrorism Law” -- any Legal Requirement relating to terrorism or money laundering, including Executive Order 13224, the USA Patriot Act, Legal Requirements administered by the U.S. Treasury Department Office of Foreign Asset Control, and Legal Requirements implementing or comprising the Bank Secrecy Act, as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended or replaced, including but not limited to export controls and trade embargoes.

“Appurtenances”-- all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of real estate, and all rights existing in and to any streets, above and below ground tunnels, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Best Efforts”-- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement or to expend any material funds or incur any other material burden.

“Blocked Person” -- any Person that (i) is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224, (ii) is owned or controlled by, or acting for or on behalf of any Person that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224, (iii) is precluded from dealing, or otherwise engaging in any transaction, with another Person by any Anti-Terrorism Law, (iv) commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224, (v) is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) is an Affiliate of, or otherwise associated with, a Person described in clauses (i) through (v) above.

“Breach”-- any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, as appropriate, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day”-- any day other than (a) Saturday or Sunday or (b) any other day on which banks in Indianapolis, Indiana are permitted or required to be closed.

“Capital Lease” -- any lease or other arrangement relating to property which would be required to be accounted for as a capital lease on a balance sheet prepared in accordance with GAAP.

“Capital Lease Liabilities” -- those Liabilities arising after the Closing under the Lease Agreement dated as of 4/29/09 between Seller and MH Equipment Corporation for Hyster model N35ZRS (PO No. 4500001156) under Master Lease Agreement No. 8418828 dated as of 5/18/09.

“Closing Date”-- the date on which the Closing actually takes place.

“Closing Date Balance Sheet” -- a balance sheet of the Distillery Business prepared as of the Effective Time (but without giving effect to the consummation of the transactions contemplated hereby) in accordance with GAAP.  If GAAP permits different methods of preparing any item on the Closing Date Balance Sheet, the methodology used in the Balance Sheet with respect to such item shall be used in the preparation of the Closing Date Balance Sheet, subject, however, to the definitions of Current Assets and Current Liabilities set forth herein.  For purposes of preparing the Closing Date Balance Sheet, Buyer and Seller shall jointly conduct within three (3) Business Days after the Closing a physical inventory of all inventories of the Distillery Business (including goods in barrels, tanks and in bulk) included in Current Assets.  The results of such inventory (adjusted for any transaction occurring after the Closing) shall be used in determining the amount of Current Assets at Closing to be included in the Closing Date Balance Sheet.

“Closing Date Working Capital” -- the amount by which Current Assets exceed Current Liabilities.  In determining Closing Date Working Capital, Current Assets and Current Liabilities shall be derived solely from the Closing Date Balance Sheet. A sample calculation of the Seller’s working capital as per August 31, 2011 is attached hereto as Exhibit A.

“Code”-- the Internal Revenue Code of 1986.

“Commonly Used Assets” -- assets of Seller that are used in both the Bottling and Packaging Business and the Distillery Business.

“Consent”-- any approval, consent, ratification, waiver or other authorization.

“Contract”-- any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Corrective Action Plan” -- the December 1, 2010, Summary Report of Implementation of the Corrective Action Plan for the Former Seagram Distillery, Third and Main Street, Lawrenceburg, Indiana 47025, prepared for Pernod Ricard USA, LLC by EHS Technology Group, LLC, Project # Per05.G07150.

“Current Assets” -- those assets of Seller that are used or held for use by Seller at the Effective Time in connection with the Distillery Business and that are included in the Assets and that GAAP requires be designated as current assets on a balance sheet, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet as if such accounts were being prepared and audited as of a fiscal year end, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Seller’s Affiliates.  Notwithstanding the foregoing, in all inventories included in Current Assets shall be valued at the lower of cost or market and (i) the cost of inventories of neutral grain spirits, high wine and light whiskeys (“Buffer Stock”)

shall be determined in accordance with the valuation methodology set forth in Exhibit B (ii) the market price of inventories of grain stock and distillers’ dried grain (“Grain Stock”) shall be valued in accordance with the valuation methodology set forth in Exhibit B; and (iii) all coal stockpiles shall be valued in accordance with the valuation methodology set forth in Exhibit B (“Coal Stockpiles”); provided, however, for purposes of determining Purchase Price (and the Estimated Working Capital), in no event will the dollar value of Buffer Stock, Grain Stock or Coal Stockpiles exceed the average month-end balances of such items as of July 31, 2011, August 31,2011 and September 30, 2011.  In no event shall maintenance, repair and operations, or “MRO” purchased outside the Ordinary Course of Business or prior to January 1, 2011 be included in Current Assets.

“Current Liabilities” -- those liabilities of Seller at the Effective Time incurred in connection with the Distillery Business and that are included in Assumed Liabilities and that GAAP requires be designated as current liabilities on a balance sheet, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Balance Sheet as if such accounts were being prepared and audited as of a fiscal year end.

“Disclosure Schedule”-- the disclosure schedule of Seller and the Parent Company, attached hereto.

“Effective Time”-- 12:01 a.m., Indianapolis, Indiana time on the Closing Date.

“Embarq Lease” – the Services and Use Agreement by and between United Telephone Company of Indiana and Seller dated as of May 17, 2010.

“Encumbrance”-- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”-- soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”-- any cost, damages, expense, Liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions required by any Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law”-- any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equipment” -- all machinery and equipment of every kind owned or leased by Seller and related to the Distillery Business (wherever located and whether or not carried on Seller’s books) together with, to the extent assignable, any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“ERISA”-- the Employee Retirement Income Security Act of 1974.

“Escrow Agreement” – an Escrow Agreement to be entered into at the Closing by Seller, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit C, with such revisions as the Escrow Agent may require.

“Escrow Agent” -- U.S. Bank.

“Escrow Amount” – 20% of the Estimated Purchase Price, but no less than $3 million, which amount is to be deposited at Closing with Escrow Agent by Buyer as contemplated hereby.

“Estimated Purchase Price” -- an amount equal to the Estimated Working Capital.

“Estimated Working Capital” -- an amount equal to Seller’s good faith, reasonable estimate of the Closing Date Working Capital.  For purposes of determining the Estimated Working Capital, Buyer and Seller shall jointly conduct within five (5) Business Days prior to the Closing a physical inventory of all inventories of the Distillery Business (including goods in barrels, tanks, and in bulk) included in Current Assets and the results of such inventory shall be used in establishing the estimate of Current Assets at Closing for purposes of Estimated Working Capital.  Buyer shall be permitted to review and participate in Seller’s determination of Estimated Working Capital and Seller shall certify its estimate of such amount to Buyer at the Closing.

“Facilities” or, individually, a “Facility”-- any real property, leasehold or other interest in real property currently owned or operated by Seller related to the Distillery Business, including the Tangible Personal Property and Equipment used or operated by Seller at the respective locations of the Real Property specified in Section 5.7.  Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 5.22 and 13.3, “Facilities” and “Facility” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, including but not limited to property associated with the Bottling and Packaging Business, and also including the Tangible Personal Property and Equipment used or operated by Seller at the respective locations of the Real Property specified in Section 5.7.

“GAAP”-- generally accepted accounting principles in the United States consistently applied.

“Governmental Authorization”-- any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”-- any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Guarantee” -- any absolute or contingent Liability of a Person under any guarantee, agreement, endorsement, discount with recourse or other obligation to pay, purchase, repurchase or otherwise be or become liable or obligated upon or in respect of any Indebtedness of any other Person.

“Hazardous Activity”-- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Material (a) in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities; or (b) by Seller or any third party for whose conduct Seller is or may be liable.

“Hazardous Material”-- any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements”-- all buildings, structures, fixtures and improvements including those under construction.

“Indebtedness” -- without duplication, (i) all debts and liabilities of a Person for borrowed money (whether in respect of principal, interest, fees, expenses or other amounts), (ii) all Capital Leases of that Person, (iii) all debts and liabilities of that Person representing the deferred acquisition cost of property and services, and (iv) all Guarantees given by that Person.

“Independent Accountants” -- Plante & Moran, PLLC, Cincinnati, OH.

“Inventories”-- all inventories of Seller related to the Distillery Business, wherever located, including Buffer Stock, Grain Stock and Coal Stockpiles, all finished goods (including goods in barrels, tanks and in bulk), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods related to or in connection with the Distillery Business.

“IRS”-- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” or any other similar knowledge qualification -- the actual knowledge of a Representative; the term Seller’s Knowledge (or any similar knowledge qualification) means (i) with respect to all matters and all representations and warranties of Seller under this Agreement, the Knowledge of Gary Fisher, Fraser Thornton and Rick Brock, (ii) with respect to any representation or warranty of Seller hereunder relating to any labor or employment matter, the Knowledge of Becky Ponatoski, (iii) with respect to any representation or warranty of Seller hereunder relating to any environmental, health or safety matter, the Knowledge of Kent Ellis and Randy Graves, (iv) with respect to any representation or warranty of Seller hereunder relating to Seller’s bottling operations, the Knowledge of Mike Martinovich, (v) with respect to any representation or warranty of Seller hereunder relating to the shipping department or shipping function of the Bottling and

Packaging Business, the Knowledge of  Tim Barrett, (vi) with respect to any representation or warranty of Seller hereunder relating to Seller’s distillery operations or business, the Knowledge of Greg Metze, and (vii) with respect to any representation or warranty of Seller hereunder relating to the blending and/or barrel warehousing operations of Seller, the Knowledge of Jae Eson (it being acknowledged and agreed that certain of the representations and warranties set forth in this Agreement are general in nature and may relate to one or more of the subject matters identified in clauses (i) through (vii) above notwithstanding the general nature of such representations and warranties).

“Lease”-- any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property or Equipment.

“Legal Requirement”-- any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”-- with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Navision Contract” – the Equipment Finance Schedule LAWR30510001 dated December 8, 2010 and the Equipment Finance Schedule LAWR 30510002 dated June 7, 2011 together with the Master Lease Agreement dated January 1, 2010 between Seller and U.S. Bancorp Equipment Finance, Inc. as incorporated therein.

“Occupational Safety and Health Law”-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”-- any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”-- an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Pernod Ricard Consent” --  consent, in a form acceptable to Buyer, of Pernod Ricard USA, LLC to the transactions contemplated by this Agreement and to the Bottling Transaction.

“Person”-- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”-- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”-- an amount equal to the Closing Date Working Capital.

“Real Property”-- the real property described in Schedule 5.7 and Improvements and all Appurtenances thereto.

“Related Person”-- with respect to a specified Person other than an individual:  (a) any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person; (b) any Person that holds a 5% or greater interest in such specified Person; (c) each Person that serves as a director, officer, member, manager, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a 5% or greater interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933.

“Release”-- any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action”-- all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative”-- with respect to a particular Person, any director, officer, manager, member, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“SEC”-- the United States Securities and Exchange Commission.

“Seller Contract”-- any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller  is or may become bound.

“Software”-- all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Tangible Personal Property”-- all tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories or Equipment) of every kind owned or leased by Seller and related to the Distillery Business (wherever located and whether or not carried on Seller’s books), together with, to the extent assignable, any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”-- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract addressing the manner in which any taxes, fees, assessments, levies, tariffs, charges or duties are to be allocated among or paid by the parties thereto.

“Tax Return”-- any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”-- a Person that is not a party to this Agreement.

“Third-Party Claim”-- any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”-- a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Working Capital Escrow Amount” -- 5% of the Estimated Purchase Price, which amount is to be deposited at the Closing with Escrow Agent by Buyer as contemplated hereby.

1.2	Other Defined Terms

.  The following initially capitalized terms are defined in the sections referenced adjacent to such terms in this Section 1.2 below.

Defined Term	Section
Active Employees	12.1(a)
Assets	2.1
Assignment and Assumption Agreement	4.2(a)(ii)
Assumed Contract	2.1(f)
Assumed Liabilities	2.3(a)
Balance Sheet	5.4
Bill of Sale	4.2(a)(i)

Defined Term	Section
Bottling and Packing Business	Third Recital (C.)
Bulk Sales Laws	7.10
Buyer	Introductory Paragraph
Buyer Indemnified Persons	13.2
Buyer’s Closing Documents	6.2(a)
Buyer Group	7.1(a)
Cap	13.5(a)
Closing	4.1
COBRA	5.16(g)
Competing Business	5.28
Confidential Information	14.1
Copyrights	5.25(a)
Damages	13.2
Deductible	13.5(a)
Dispute Notice	3.2(b)
Dispute Period	3.2(b)
Distillery Business	Second Recital (B.)
Employee Plans	5.16(a)
Employment Loss	13.2(a)(vii)
ERISA Affiliate	5.16(a)
Excluded Assets	2.2
Hired Active Employees	12.1(b)(i)
Indemnified Person	13.8(a)
Indemnifying Person	13.8(a)
Insured Exception	7.11(c)
Intellectual Property Assets	5.25(a)
Interim Balance Sheet	5.4
Leased Property	5.8
Marks	5.25(a)
Net Names	5.25(a)
Non-Real Estate Encumbrances	5.9(a)
Outside Closing Date	11.1(f)
Parent Company	Introductory Paragraph
Patents	5.25(a)
Permitted Encumbrances	5.9(b)
Permitted Non-Real Estate Encumbrances	5.9(a)
Permitted Real Estate Encumbrances	5.9(a)
Position Statement	3.2(e)
Post-Closing Delivery	3.2(a)
Proprietary Software	5.25(i)
Real Estate Encumbrances	5.9(a)
Recorded Documents	7.11(a)
Resolution Period	3.2(d)
Retained Liabilities	2.3(b)
Seller	Introductory Paragraph
Seller’s Closing Documents	5.2(a)
Survey	7.11(a)

Defined Term	Section
Third-Party Software	5.25(i)
Title Commitment	7.11(a)
Title Insurer	7.11(a)
Trade Secrets	5.25(a)
Transition Period	12.10
Warehouse Agreements	5.20(a)(xiii)
WARN Act	5.23(b)

1.3	Usage

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears:  (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) the headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.	SALE AND TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1	Assets To Be Sold

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located related to the Distillery Business, including the following (but excluding the Excluded Assets):

(a) the Real Property described in Schedule 5.7;

(b) all Tangible Personal Property (for the avoidance of doubt, this shall include all MRO assets);

(c) all Inventories;

(d) all Equipment, including the Equipment listed on Exhibit D;

(e) all Accounts Receivable;

(f) all Seller Contracts listed in Exhibit E (the “Assumed Contracts”);

(g) all Governmental Authorizations related to the Distillery Business to the extent transferable to Buyer, including those listed in Schedule 5.17(b);

(h) all data and records related to the Distillery Business, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting data and records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, employee email, customer correspondence, and other similar data, documents and records (including data, documents and records stored electronically and all data, documents and records relating to the Spirit 1 System) and, subject to Legal Requirements, copies of all personnel records for all Hired Active Employees;

(i) all of the intangible rights and property of Seller related to the Distillery Business, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(k) all claims of Seller against third parties relating to the Assets or the Distillery Business, whether choate or inchoate, known or unknown, contingent or noncontingent;

(l) all rights of Seller under Assumed Contracts relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof; and

(m) any deposit account held by Seller on behalf of a customer for deposit of or payment of excise taxes.

In addition to the assets conveyed above, Seller shall at the Closing sell, convey, assign, transfer and deliver to Buyer the portion of the Commonly Used Assets that are listed on Exhibit F.

At any time prior to Closing, Buyer has the right to update Exhibits D, E and/or F, to allocate Commonly Used Assets between Buyer and Bottling Acquiror or as otherwise agreed to by the parties hereto.

All of the property and assets to be transferred to Buyer hereunder (including the assets listed on Exhibit F) are herein referred to collectively as the “Assets.”

2.2	Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder:

(a) all cash, cash equivalents and short-term investments;

(b) all minute books, stock records and corporate seals;

(c) all insurance policies and rights thereunder, including but not limited to refunds of prepayments (except to the extent specified in Section 2.1(j) and (k));

(d) all records that Seller is required by law to retain in its possession;

(e) all rights in connection with and assets of the Employee Plans;

(f) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, and the Bottling Transaction;

(g) the property and assets to be conveyed to Bottling Acquiror related to the Bottling and Packaging Business;

(h) all rights, claims and credits of Seller to the extent relating to any Excluded Assets or any liability other than the Assumed Liabilities;

(i) any refunds or credits (including interest thereon or claims therefor) with respect to any Taxes;

(j) any consolidated, combined or unitary tax return that includes Seller;

(k) all Contracts which are not Assumed Contracts, including but not limited to the Navision Contract, the Embarq Lease, and the AdvizeX Contract;

(l) any refunds under the TTB cash bond; and

(m) the property and assets expressly designated in Exhibit G.

2.3	Liabilities

(a) Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) any trade account payable related to the Distillery Business to the extent reflected as a Current Liability in the calculation of Closing Date Working Capital;

(ii) Capital Lease Liabilities;

(iii) any excise Taxes paid for by customers to the extent included in the Accounts Receivable and actually paid to Buyer by the customer after the Closing and any excise Taxes held by Seller on behalf of any customer which Seller actually transfers to Buyer;

(iv) any Liability to Seller’s customers related to the Distillery Business to the extent reflected as a Current Liability in the calculation of Closing Date Working Capital incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

(v) any Liability arising after the Effective Time under the Assumed Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time).

(b) Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.  “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i) any Liability arising out of or relating to (A) the ownership or operation of the Assets by Seller prior to Closing, (B) any services provided by Seller prior to Closing and (C) any products of Seller to the extent manufactured, produced, bottled or sold prior to the Effective Time; provided, that in the case of clause (B) or (C) such Liability arises out of or relates to any omission, occurrence or event happening prior to the Effective Time;

(ii) any Liability under any Assumed Contract that arises out of or relates to any Breach that occurred prior to the Effective Time;

(iii) any Liability related to the Navision Contract, the AdvizeX Contract or the Embarq Lease;

(iv) any Liability for Taxes, except as set forth under Section 2.3(a)(v) above;

(v) any Liability under any Contract that is not an Assumed Contract, including with respect to any Capital Leases;

(vi) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business (including the Distillery Business and Bottling and Packaging Business) prior to the Effective Time;

(vii) any Liability arising out of or under any employment, severance or termination agreement, union contract, collective bargaining agreement, the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, deferred compensation arrangements or obligations, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(viii) any Liability arising out of any Proceeding pending as of the Effective Time and any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(ix) any Liability arising out of or related to the Bottling and Packaging Business, including any Liability arising out of or related to the Bottling Acquiror Asset Purchase Agreement;

(x) any Liability arising out of or related to Indebtedness (and convertible preferred shares) of Seller, including all amounts owed to Colonial Life Insurance Company Limited; and

(xi) any Liability arising out of any Excluded Asset.

2.4	Third Party Consents

To the extent that Seller’s rights under any Contract or Governmental Authorization constituting an Asset may not be assigned to Buyer without the Consent of another Person and such Consent is not obtained on or before the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and in such event Seller shall use its reasonable best efforts to obtain any such required Consent(s) as promptly as possible.  If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

3.	PURCHASE PRICE

3.1	Purchase Price and Payment

On the terms and subject to the conditions set forth herein, and in consideration for the Assets to be sold and transferred to Buyer, Buyer shall pay the Purchase Price as follows:

(a) At the Closing, (i) Buyer shall pay to Seller in immediately available funds an amount equal to the Estimated Purchase Price less the Escrow Amount and less the Working Capital Escrow Amount, and (ii) Buyer shall deposit the Escrow Amount and the Working Capital Escrow Amount with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) The Estimated Purchase Price shall be increased or decreased to arrive at the Purchase Price as provided in Section 3.2 below.

3.2	Purchase Price Adjustment

(a) Within forty-five (45) days after the Closing Date Buyer shall prepare and deliver to Seller the Closing Date Balance Sheet and Buyer’s calculation of Closing Date Working Capital (such delivery, the “Post-Closing Delivery”).

(b) Seller shall have thirty (30) days from the date Buyer makes the Post-Closing Delivery (such period, the “Dispute Period”) to notify Buyer, in writing, as to whether Seller agrees or disagrees with the Post-Closing Delivery (such written notice, the “Dispute Notice”).  During the Dispute Period, Seller and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of Buyer and (where applicable) Buyer’s accountants relating to the matters set forth in the Post-Closing Delivery.

(c) If Seller fails to deliver a Dispute Notice to Buyer during the Dispute Period, (i) the Closing Date Balance Sheet as prepared by Buyer shall be deemed to have been correctly prepared, and (ii) Buyer’s calculation of Closing Date Working Capital shall be deemed to be final and correct and shall be binding upon each of the parties hereto.

(d) If Seller delivers a Dispute Notice to Buyer during the Dispute Period, Seller and Buyer shall, for a period of thirty (30) days from the date the Dispute Notice is delivered to Buyer (such period, the “Resolution Period”), use their respective Best Efforts to amicably resolve the items in dispute.  Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.

(e) If Seller and Buyer are unable to resolve all of the items in dispute during the Resolution Period, then either Buyer or Seller may refer the items remaining in dispute to the Independent Accountants.  Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring party hereto.  The referring party shall furnish the Independent Accountants, at the time of such referral, with the Post-Closing Delivery and the Dispute Notice.  The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute.  The parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other party hereto).  If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them.  The Independent Accountants shall resolve all disputed items in a written determination to be delivered to each of the parties hereto within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute.  In no event shall the Independent Accountants assign a value to Closing Date Working Capital that is greater than the highest or less than the lowest calculation of Closing Date Working Capital proposed by Buyer and Seller.  The decision of the Independent Accountants as to the items in dispute shall be final and binding upon the parties hereto and shall not be subject to judicial review.  The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants and set forth in its report and shall be allocated and paid by the party whose calculation of Closing Date Working Capital is furthest from the Independent Accountant’s determination of Closing Date Working Capital.

(f) Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the calculation of Closing Date Working Capital (whether through failure of Seller to timely deliver a Dispute Notice, agreement of the parties, or determination of the Independent Accountants):

(i) if the Estimated Working Capital is more than the Closing Date Working Capital by an amount greater than the Working Capital Escrow Amount, then Buyer and Seller shall execute and deliver to the Escrow Agent a joint direction which directs the Escrow Agent to disburse the entire Working Capital Escrow Amount to Buyer, and Seller and Parent Company, jointly and severally, shall pay Buyer the amount by which the difference between the Estimated Working Capital and the Closing Date Working Capital exceeds the Working Capital Escrow Amount;

(ii) if the Estimated Working Capital is more than the Closing Date Working Capital by an amount less than the Working Capital Escrow Amount, then Buyer and Seller shall execute and deliver to the Escrow Agent a joint direction which directs the Escrow Agent to disburse (A) from the Working Capital Escrow Amount to Buyer, an amount equal to the difference between the Estimated Working Capital and the Closing Date Working Capital, and (B) any remaining amount of the Working Capital Escrow Amount to Seller; or

(iii) if the Closing Date Working Capital is more than Estimated Working Capital, then Buyer shall pay Seller the excess and Buyer and Seller shall execute and deliver to the Escrow Agent a joint direction which directs the Escrow Agent to disburse the entire Working Capital Escrow Amount to Seller.

All such payments shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Seller or Buyer, as appropriate, which designation shall be made by the party receiving such payment no later than one (1) Business Day prior to the payment date.

3.3	Allocation of Purchase Price

The Purchase Price, as adjusted, the Assumed Liabilities and all other items required for federal income tax purposes to be included in the amount realized shall be allocated among the Assets according to the methodology set forth on Exhibit H hereto.  Neither Seller nor Buyer shall take a position on any tax return (including IRS Form 8594, and any amendments thereto), before any Governmental Body charged with the collection of any tax, or in any proceeding that is inconsistent with such allocation (taking into account any subsequent amendments required by law) or otherwise inconsistent with Exhibit H without the prior written consent of the other party hereto.  Seller and Buyer shall make their respective IRS Forms 8594 (and any amendments thereto) filed or to be filed with the IRS available for inspection by the other party for the purpose of verifying compliance with this Exhibit H.

4.	CLOSING

4.1	Closing

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Frost Brown Todd LLC, 3300 Great American Tower, 301 East Fourth Street, Cincinnati, Ohio 45202, commencing at 10:00 a.m. (local time) on the later of (a) thirty (30) days after the date hereof or (b) the date that is five (5) Business Days following the satisfaction of the closing conditions in Articles 9 and 10 (other than those to be satisfied at the Closing), unless Buyer and Seller otherwise agree.  The Closing will occur simultaneously with the consummation of the Bottling Transaction.

4.2	Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller and the Parent Company, as the case may be, shall deliver to Buyer:

(i) a bill of sale for all of the Assets that are Tangible Personal Property and Equipment owned by Seller in a form reasonably acceptable to Buyer and Seller (the “Bill of Sale”) executed by Seller;

(ii) an assignment of all of the Assets that are intangible personal property in a form reasonably acceptable to Buyer and Seller, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii) for each interest in Real Property identified on Schedule 5.7, a recordable limited warranty deed, in the form of Exhibit I or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

(iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents, Net Names and Copyrights in a form reasonably acceptable to Buyer and Seller, executed by Seller;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi) the Escrow Agreement executed by Seller and the Escrow Agent;

(vii) a certificate of Seller certifying its calculation of Estimated Working Capital; and the certificate of insurance required under Section 12.9;

(viii) a certificate executed by Seller and Parent Company as to (A) the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1 and (B) their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

(ix) a certificate of the Secretary of AHL, dated as of the Closing Date, certifying (A) the resolutions duly adopted by the Board of Directors of AHL authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(x) a certificate of Good Standing of AHL, certified by the Delaware Secretary of State, dated no earlier than ten (10) days prior to the Closing Date;

(xi) a certificate of the manager of Seller, dated as of the Closing Date, certifying (A) the resolutions duly adopted by the members and managers of Seller authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(xii) a Certificate of Existence of Seller, certified by the Indiana Secretary of State, dated no earlier than ten (10) days prior to the Closing Date;

(xiii) a certificate signed by Seller issued pursuant to and in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of Code Section 1445;

(xiv) a guarantee from C.L. Financial Limited, a limited liability company organized and domiciled in the Republic of Trinidad and Tobago, in the form of Exhibit J; and

(xv) such other instruments or documents reasonably deemed necessary by Buyer and its counsel to effect the transactions contemplated hereby.

(b) Buyer shall deliver to Seller:

(i) The portion of the Purchase Price as set forth in Section 3.1(a)(i) by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date;

(ii) the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of the Escrow Amount and the Working Capital Escrow Amount to the Escrow Agent, by wire transfer to an account specified by the Escrow Agent;

(iii) the Assignment and Assumption Agreement executed by Buyer;

(iv) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 10.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 10.2;

(v) a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, certifying (A) the resolutions duly adopted by the Board of Managers of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(vi) a Certificate of Good Standing of Buyer, certified by the Delaware Secretary of State, dated no earlier than ten (10) days prior to the Closing;

(vii) copies of the TTB Applications;

(viii) evidence of bonding as required by Section 10.6 below; and

(ix) such other instruments or documents reasonably deemed necessary by Seller and its counsel to effect the transactions contemplated hereby.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT COMPANY

Seller and Parent Company represent and warrant, jointly and severally, to Buyer as follows:

5.1	Organization and Good Standing

(a) Seller is a limited liability company duly organized and validly existing under the laws of the State of Indiana, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.  Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.  Schedule 5.1 lists the jurisdictions in which Seller is qualified to do business.  Seller has no subsidiaries and does not own any shares of capital stock or other securities of any other Person.

(b) AHL is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

(c) None of Seller or Parent Company or any of their respective Affiliates is now or has ever been a Blocked Person.  None of Seller, Parent Company or any of their respective Affiliates, directly or indirectly, (i) conducts or has conducted any business with a Blocked Person, (ii) has contributed any funds, goods or services to, or received any funds, goods or services from, any Blocked Person, or (iii) has dealt, or otherwise engaged, in any transaction relating to any property or interests in property blocked pursuant to Executive Order 13224.

5.2	Enforceability; Authority; No Conflict

(a) This Agreement constitutes the legal, valid and binding obligation of Seller and Parent Company, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Seller and Parent Company of the Escrow Agreement and each other agreement, instrument, certificate or document to be executed or delivered by any or all of Seller and Parent Company at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and Parent Company party thereto, enforceable against each of them in accordance with its terms.  Seller and Parent Company each have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by its owners and board of directors (or comparable governing body).

(b) Except as set forth in Schedule 5.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the articles of organization or operating agreement (or comparable governing documents) of Seller or Parent Company or (B) any resolution adopted by the board of directors (or comparable governing body) or the owners of Seller or Parent Company;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or Parent Company, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract related to the Distillery Business; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c) Except as set forth in Schedule 5.2(c), neither Seller nor Parent Company is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

5.3	Ownership of Seller

AHL is and will be on the Closing Date the record and beneficial owner and holder of all of the issued and outstanding membership interests of Seller, free and clear of all Encumbrances.

5.4	Financial Statements

Attached hereto as Schedule 5.4 are: (a) an audited balance sheet of Seller as at December 31, 2010 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in owners’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Mountjoy Chilton Medley, LLP, independent certified public accountants; (b) audited balance sheets of Seller as at December 31, in each of the fiscal years 2008 and 2009, and the related audited statements of income, changes in owner’s equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto, together with the report thereon of Mountjoy Chilton Medley, LLP, independent certified public accountants; and (c) an unaudited balance sheet of Seller as of August 31, 2011, (the “Interim Balance Sheet”) and the related unaudited statement[s] of income, changes in owner’s equity, and cash flows for the eight (8) months then ended, including in each case the notes thereto certified by Seller’s chief financial officer (and in the case of interim financial statements delivered pursuant to this Section 5.4 clause (c), separate financial statements for the Bottling and Packaging Business and the Distillery Business other than the change in owner’s equity and the cash flow statement).  Such financial statements fairly present (and the financial statements delivered pursuant to Section 7.8 will fairly present) the financial condition and the results of operations, changes in owner’s equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements and were prepared in accordance with GAAP.  The financial statements referred to in this Section 5.4 and delivered pursuant to Section 7.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  The financial statements have been and will be prepared from and are in accordance with the accounting records of Seller.

5.5	Books and Records

The books of account and other financial records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

5.6	Sufficiency of Assets

Schedule 5.6 is a true and correct list of all Commonly Used Assets.  The Assets (together with any Commonly Used Assets not listed on Exhibit F) (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Distillery Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller related to the Distillery Business.

5.7	Description of Owned Real Property

Schedule 5.7 contains a correct legal description and street address of all tracts, parcels and subdivided lots in which Seller has an ownership interest related to the Distillery Business.

5.8	Leased Real Property

Schedule 5.8 contains a true and correct list of all real property subject to a Lease used in connection with the Distillery Business (the “Leased Property”).

5.9	Title to Assets; Encumbrances

(a) Seller owns good and marketable title to its respective estates in the Real Property, free and clear of any Encumbrances, other than (i) liens for Taxes for the current tax year which are not yet due and payable; and (ii) those described in Schedule 5.9(a) (“Real Estate Encumbrances”).  True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer.  At the time of Closing, the Real Estate shall be free and clear of all Real Estate Encumbrances other than those identified on Schedule 5.9(a) (“Permitted Real Estate Encumbrances”).

(b) Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 5.9(b) (“Non-Real Estate Encumbrances”).  At the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 5.9(b) as acceptable to Buyer (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

5.10	Condition of Facilities

(a) Use of each parcel of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in a repair and operating condition sufficient for the operation of the Business in the Ordinary Course of Business.  Schedule 5.10(a) lists the material repairs and maintenance to the Improvements that Seller’s management currently anticipates.  Except as set forth in the Survey, no part of any Improvement encroaches on any real property not included in the definition of Real

Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of any parcel of Real Property.  Except as set forth in the Survey, the Real Property for each Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction.  To Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Seller.

(b) The Tangible Personal Property is in a repair and operating condition sufficient for the operation of the Distillery Business as currently conducted by Seller in the Ordinary Course of Business.  Schedule 5.10(b) lists the material repairs and maintenance to the Tangible Personal Property that Seller’s management currently anticipates. Schedule 5.10(b) contains a true and correct list of all Tangible Personal Property and, except as disclosed in Schedule 5.10(b), all such property is in the possession of Seller, is owned by Seller and free from Encumbrances.

(c) The Equipment is in a repair and operating condition sufficient for the operation of the Distillery Business as currently conducted by Seller in the Ordinary Course of Business.  Schedule 5.10(c) lists the material repairs and maintenance to the Equipment that Seller’s management currently anticipates.  Schedule 5.10(c) contains a true and correct list of all Equipment and lists and specifically identifies all equipment and parts of equipment that are owned by third parties that are currently in the possession of Seller and used in the Distillery Business.  All Equipment listed on Schedule 5.10(c) as being owned by Seller is free from all Encumbrances and is in the possession of Seller.

5.11	Accounts Receivable

All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date (which reserves are adequate and calculated consistent with past practice).  Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff relating to the amount or validity of such Account Receivable.

5.12	Inventories

(a) All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be.  Schedule 5.12(a) sets forth and specifically identifies all inventory not owned by Seller, including goods already sold, raw materials and finished goods owned by third-parties, that is (i) in the possession of Seller, and (ii) is related to the Distillery Business.

(b)  Except as set forth in Schedule 5.12(b), all of the Inventories have been valued at the lower of cost or market value on a first in, first out basis.  Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

5.13	No Undisclosed Liabilities

Except as set forth in Schedule 5.13, Seller has no Liability required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and (ii) current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet none of which are material in amount.

5.14	Taxes

Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  AHL with respect to the taxable years or periods during which it was a member of Seller has timely and properly filed all Tax Returns required to be filed by it with respect to Seller.  All Tax Returns and reports filed by Seller, or AHL with respect to the taxable years or periods during which it was a member of Seller, are true, correct and complete.  All Taxes (whether or not reflected on any Tax Return) due and owing by Seller, or AHL with respect to the taxable years or periods during which it was a member of Seller, on or before the Closing Date have been timely and fully paid, except such Taxes, if any, as are listed in Schedule 5.14 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.  There are no reasonable grounds for the assertion or assessment of any additional Taxes against Seller or the assets of Seller.  Seller, and AHL with respect to the taxable years or periods during which it was a member of Seller, are not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller, or AHL with respect to Seller, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Seller has delivered or made available to Buyer copies of all Tax Returns filed since December 31, 2008.  All Taxes that Seller or AHL is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.  Seller does not have any liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

5.15	No Material Adverse Change

Except as set forth in Schedule 5.15, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that could reasonably result in such a material adverse change. This Section does not apply to any change resulting from (i) changes in general domestic, foreign, or international economic conditions; (ii) changes affecting generally the industries or markets in which the Distillery Business operates; (iii) acts of war, sabotage or terrorism, military actions or escalation thereof; (iv) any changes in applicable laws or accounting rules or principles, including changes in GAAP; (v) any other action required by this Agreement; or (vi) the announcement of the Agreement and the transactions contemplated by the Agreement; provided, however, that, in the case of clauses (i), (ii), (iii) and (iv), such conditions do not have a substantially disproportionate impact on the Distillery Business, taken as a whole, as compared to other businesses in the same industry as the Distillery Business.

5.16	Employee Benefits

(a) Set forth in Schedule 5.16(a) is a complete and correct list of all agreements, arrangements, plans, or policies, qualified or non-qualified, whether or not written, and whether or not considered legally binding, that are maintained or contributed to by Seller or any other domestic corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) that involves (i) any pension, thrift, saving, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive compensation; (ii) welfare or “fringe” benefits, including without limitation any voluntary employees’ beneficiary associations or related trusts, vacation, severance, disability, medical, hospitalization, dental, life, accidental death and dismemberment and other insurance, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity or family leave, child care, education, cafeteria plan, or other benefits; or (iii) any employment, supplemental unemployment, layoff, consulting, engagement, “golden parachute” or retainer agreement or arrangement (collectively the “Employee Plans”).

(b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a description thereof); (ii) the three most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (iii) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (iv) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; and (v) and the latest IRS determination or opinion letter issued with respect to any Employee Plan and any outstanding request for any such determination or opinion letter.

(c) Neither Seller nor any current or former ERISA Affiliate has ever made or had an obligation to make any contributions to any multi-employer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA.

(d) During the six (6) year period ending on the Closing Date neither Seller nor any current or former ERISA Affiliate has terminated or taken action to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3), and on and after the Closing, Buyer shall have no liability with respect to any terminated employee benefit plan of Seller or any current or former ERISA Affiliate.

(e) Except as set forth in Schedule 5.16(e), each Employee Plan and related trust agreement, annuity contract or other funding instrument complies with, has been administered, operated and maintained in compliance with its terms and any Legal Requirements applicable to such Plan, including but not limited to ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996, and the Code.  With respect to each Plan that is intended to qualify under Section 401(a) or Section 501(c)(9) of the Code (i) such Plan has received a favorable determination or opinion letter from the Internal Revenue Service, (ii) any related trusts have been determined to be exempt from taxation, and (iii) nothing has occurred since the date of such opinion or determination letter that could adversely affect such qualification or exemption.  Except as set forth in Schedule 5.16(e), no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist have occurred with respect to any Employee Plan.

(f) There is no material pending or threatened Proceeding relating to any Employee Plan, and no facts exist that could give rise to such Proceeding.  Neither Seller nor any of its directors, officers, employees or any other fiduciary has any liability for failure to comply with ERISA, the Code or any other applicable Legal Requirements for any action or failure to act in connection with the administration or investment of any Plan.

(g) No Employee Plan or other arrangement to which Seller or a current or former ERISA Affiliate contributes provides benefits, including, without limitation, death or medical benefits (whether or not insured), to current or former employees of Seller beyond their retirement or other termination of service other than (i) continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and other guidance promulgated thereunder (“COBRA”), (ii) death or pension benefits under any Employee Plan that is an employee pension benefit plan, or (iii) benefits in the nature of severance pay.

(h) Except as set forth in Schedule 5.16(h), the consummation of the transactions contemplated by this Agreement will not, alone or in combination with any other event, (i) entitle any employee of Seller to severance pay, unemployment compensation or any other payment, (ii) accelerate the time or payment or vesting, or increase the compensation due to any such employee, or (iii) give rise to the payment of any amount that could subject any person to liability for tax under Section 4999 of the Code.

(i) Each plan, agreement, or arrangement currently or previously sponsored by Seller for the benefit of its employees that provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2009, properly documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2005, been operated in compliance with such provisions and other guidance in effect from time to time since such date.

5.17	Compliance With Legal Requirements; Governmental Authorizations

(a) Except as set forth in Schedule 5.17(a), Seller is, and at all times since December 31, 2007, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement.

(b) Schedule 5.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller and that relates to the Distillery Business or the Assets.  Each Governmental Authorization listed or required to be listed in Schedule 5.17(b) is valid and in full force and effect.  Except as set forth in Schedule 5.17(b), Seller is, and at all times since December 31, 2007, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.17(b) and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result in a violation of or a failure to comply with any Governmental Authorization listed or required to be listed in Schedule 5.17(b).

(c)  The Governmental Authorizations listed in Schedule 5.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Distillery Business in the manner in which it currently conducts and operates such business and necessary for Buyer to lawfully conduct and operate the Distillery Business after the Closing in the manner operated by Seller prior hereto.

5.18	Legal Proceedings

Except as set forth in Schedule 5.18, there is no pending or, to Seller’s Knowledge, threatened Proceeding (i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereunder.  To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

5.19	Absence of Certain Changes and Events

Except as set forth in Schedule 5.19, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any member, manager, officer or employee of Seller or entry into any employment, severance or similar Contract with any member, manager, officer or employee of Seller;

(b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(c) damage to or destruction or loss exceeding $10,000 with respect to any individual Asset, or exceeding $50,000 in the aggregate with respect to all Assets, whether or not covered by insurance;

(d) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party related to the Distillery Business, or (ii) any Contract or transaction related to the Distillery Business involving a total remaining commitment by Seller of at least $100,000;

(e) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any asset or property of Seller (including the Intellectual Property Assets) related to the Distillery Business or the creation of any Encumbrance on any Asset;

(f) cancellation or waiver of any claims or rights relating to the Distillery Business with a value to Seller in excess of $50,000;

(g) indication by any customer or supplier related to the Distillery Business of an intention to discontinue or change the terms of its relationship with Seller;

(h) material change in the accounting methods used by Seller; or

(i) Contract by Seller to do any of the foregoing.

5.20	Contracts; No Defaults

(a) Schedule 5.20(a) contains an accurate and complete list, and Seller has made available to Buyer through Seller’s electronic data room accurate and complete copies, of:

(i) each Seller Contract related to the Distillery Business that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $25,000;

(ii) each Lease by or to Seller of real or personal property related to the Distillery Business;

(iii) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(iv) each Seller Contract (however named) involving a sharing of profits, losses, costs or Liabilities by Seller with any other Person;

(v) each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity, that contains a “most favored nations” provision or similar provision regarding an adjustment in pricing or limits the freedom of Seller to engage in any line of business or to compete with any Person;

(vi) each Seller Contract relating to the Distillery Business providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

(vii) each power of attorney of Seller relating to the Distillery Business that is currently effective and outstanding;

(viii) each Seller Contract relating to the Distillery Business for capital expenditures in excess of ($25,000);

(ix) each Seller Contract relating to the Distillery Business not denominated in U.S. dollars;

(x) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller related to the Distillery Business other than in the Ordinary Course of Business;

(xi) each Seller Contract with an Affiliate of Seller or Parent Company or an Affiliate of Parent Company;

(xii) each Seller Contract which has a term in excess of one year;

(xiii) each Seller Contract pursuant to which Seller stores or warehouses raw materials, products, goods or inventory not owned by Seller whether denominated as a warehouse agreement, aging agreement or otherwise (“Warehouse Agreements”) and providing for storage fees in excess of $10,000 per year; and

(xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Schedule 5.20(b) (i) each Contract identified or required to be identified in Schedule 5.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms; and (ii) each Contract identified or required to be identified in Schedule 5.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the Consent of any other Person.

(c) Except as set forth in Schedule 5.20(c) (i) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer; (ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract; and (iii) Seller has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any executory Contract relating to the Distillery Business with any Person and no such Person has made written demand for such renegotiation.

5.21	Insurance

(a) Seller has made available to Buyer through Seller’s electronic data room accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party, a list of which is included in Schedule 5.21(a);

(b) Schedule 5.21(b) describes (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and (iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Except as set forth in Schedule 5.21(c) (i) all policies of insurance to which Seller is a party or that provide coverage to Seller:  (A) are valid, outstanding and enforceable; and (B) are sufficient for compliance with all Legal Requirements and Seller Contracts; (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; and (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller.

5.22	Environmental Matters

Except as disclosed in Schedule 5.22:

(a) Seller is currently, and at all times prior has been, in material compliance with all Environmental Laws.  None of Seller or Parent Company, or any agent of either of the foregoing, has any basis to expect, nor has any of them received, any actual or threatened order, citation, directive, inquiry, claim, notice or other communication from (i) any Governmental Body or private citizen; or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, disposed, imported, used or processed by Seller, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) No Facility is subject to a lien in favor of a third party for reimbursement of cleanup costs, and there has been no cleanup performed on the Facilities which would entitle a third party lien for reimbursement of its cleanup costs.

(c) Seller does not have any Environmental, Health and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(d) There are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon, except Hazardous Materials stored in material compliance with applicable Environmental Laws.  Neither Seller nor any Person for whose conduct it is or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in material compliance with all applicable Environmental Laws and Governmental Authorizations.

(e) There has been no Release of any Hazardous Materials at or from any Facility or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, except in material compliance with applicable Environmental Laws.

(f) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(g) To Seller’s Knowledge, the Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements, or other especially sensitive or protected areas or species of flora or fauna.

(h) There are no asbestos fibers or materials or polychlorinated biphenyls on or beneath the Facilities.  All underground storage tanks, aboveground tanks and storm system pipes which are included in the Facilities are in material compliance with all applicable Environmental Laws.

(i) Except to the extent set forth in this Agreement, Seller has not expressly assumed the liability of any other Person, nor has Seller agreed to indemnify any other Person, for claims arising out of the Release of Hazardous Materials into the Environment or for any other claims under Environmental Law concerning the Facilities.

(j) Seller shall furnish to Buyer prior to or at Closing any “disclosure document” required by the Responsible Property Transfer Law of Indiana (Ind. Code 13-25-3-1, et seq.) to the extent such law applies to the Facilities (“Disclosure Document”).  Buyer acknowledges the purpose and intent of the Disclosure Document and waives the thirty (30) day deadline for delivery of the Disclosure Document.  Not more than thirty (30) days after the Closing Date, Seller shall record the final Disclosure Document in the office of the county recorder of the county in which each Facility is located and shall file a copy of the final Disclosure Document with the Indiana Department of Environmental Management. Seller may, through an independent professional engineer registered under IC 25-31-1 and otherwise in accordance with applicable Legal Requirements, record documents reporting that environmental defects disclosed in the final Disclosure Document have been eliminated from the property.

5.23	Employees

(a) Schedule 5.23(a) contains a complete and accurate list of the following information for each employee, manager, independent contractor, consultant and agent of Seller related to the Distillery Business, including each employee on leave of absence or layoff status:  name; job title; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

(b) Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.  During the 90 day period prior to the date of this Agreement, Seller has terminated two (2) employees in total (including employees employed at the Distillery Business and the Bottling and Packaging Business).

(c) To the Knowledge of Seller, no officer, manager, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, manager, agent, employee, consultant, or contractor to engage in or perform any conduct, activity, duties or practice relating to the Distillery Business.

5.24	Labor Disputes; Compliance

(a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, labor relations, the payment of social security and similar Taxes and occupational safety and health.

(b) Except as disclosed in Schedule 5.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2009, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or, to Seller’s Knowledge, threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

5.25	Intellectual Property Assets

(a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest and that relates to the Distillery Business including:  (i) all assumed fictional business names, trade names, registered and unregistered trademarks, service marks brands and applications, other than those used under a customer license (collectively, “Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, recipes and formulas of any kind (including proprietary yeasts and yeast cultures, product formulas (including GNS and gin), fermentation recipes and formulas and brown goods blending formulas and recipes, including without limitation the TTB approved formulas listed in Schedule 5.25(a)), manufacturing processes, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b) Schedule 5.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $5,000 under which Seller is the licensee.  There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c) Except as set forth in Schedule 5.25(c), the Intellectual Property Assets are all those necessary for the operation of the Distillery Business as it is currently conducted.  Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 5.25(c).  Except as set forth in Schedule 5.25(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(d) Schedule 5.25(d) contains a complete and accurate list and summary description of all Patents.  All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.  No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding, and, to Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.  Except as set forth in Schedule 5.25(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.  All products made, used or sold under the Patents have been marked with the proper patent notice.

(e) Schedule 5.25(e) contains a complete and accurate list and summary description of all Marks.  Except as set forth in Schedule 5.25(e), all Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.  No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.  To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.  No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way, and, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.  All products and materials containing a Mark bear the proper federal registration notice where permitted by law.  Seller has not received any notice challenging any business name, trade name, registered or unregistered trademark or service mark used by Seller under a customer license.

(f) Schedule 5.25(f) contains a complete and accurate list and summary description of all Copyrights.  All of the registered Copyrights are currently in material compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.  To Seller’s Knowledge, (i) no Copyright is infringed or has been challenged or threatened in any way, and (ii) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).  Seller has good title to and an absolute right to use the Trade Secrets, and, the Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.  To Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h) Schedule 5.25(h) contains a complete and accurate list and summary description of all Net Names.  All Net Names have been registered in the name of Seller.  No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.  To Seller’s Knowledge, (i) no Net Name is infringed or has been challenged, interfered with or threatened in any way, and (ii) no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i) Schedule 5.25(i) lists all Software (i) owned by Seller and used in connection with the Distillery Business (the “Proprietary Software”), and (ii) used or held for use by Seller in connection with the Distillery Business but that is not owned by Seller, including any commonly available “shrink wrap” Software copyrighted by third parties, (collectively, the “Third-Party Software”).  The Proprietary Software and the Third-Party Software constitute all of the material computer Software necessary for the operation of the Distillery Business as currently conducted.  No Person other than Seller possesses any current or contingent right to any source code that is part of the Proprietary Software, and Seller has not granted any Person any current or contingent right to any source code that is part of the Proprietary Software.  The Proprietary Software, and any Third-Party Software that is incorporated into the Proprietary Software, performs in accordance with the documentation and other written material used in connection therewith, is in machine-readable form and contains all current revisions.  The Proprietary Software and, to Seller’s Knowledge, the Third-Party Software, is free of material defects in operations and contains no disabling devices.  The source code for the Proprietary Software will (and is free from defect that would not enable it to) compile into object code or otherwise be capable of performing the functions described in the documentation pertaining thereto. None of the Proprietary Software has been developed with, or incorporates, any “open-source” code.

5.26	Compliance With the Bribery Laws, Export Laws, Anti-Terrorism Laws

(a) Seller and its Affiliates and the respective Representatives of Seller and its Affiliates have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of one percent (1%) of any amount payable, to (i) any person who is an official, officer, agent, employee or representative of any Governmental Body; (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such political party or official or political office.

(b) Each transaction is properly and accurately recorded on the books and records of Seller, and each document upon which entries in Seller’s books and records are based is complete and accurate in all material respects.  Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

(c) Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes and all Anti-Terrorism Laws.

(d) Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

5.27	Suppliers; Customers; Product Liability; Product Labeling

(a) Schedule 5.27(a) lists the top ten (10) customers of the Distillery Business by dollar sales volume during the fiscal year ended December 31, 2010.  No customer listed in Schedule 5.27(a) hereto has terminated its business relationship with Seller or, to Seller’s knowledge, intends to materially reduce the volume of goods or services it is purchasing from the level of goods or services purchased by such customer in 2010.

(b) Schedule 5.27(b) lists the top ten (10) suppliers of the Distillery Business by dollar volume of purchases during the fiscal year ended December 31, 2010.  Except as set forth on Schedule 5.27(b), there are no suppliers of products or services to the Distillery Business which are material to the Distillery Business.  None of the suppliers listed in Schedule 5.27(b) has indicated its intention to terminate its business relationship with Seller or, to Seller’s Knowledge, intends to terminate or reduce the level of products or services supplied to Seller by more than 20% from the level of products or services supplied by such supplier in 2010, or change the price or terms on which such products or services are sold to Seller by more than 20% compared to calendar year 2010.

(c) Except as set forth in Schedule 5.27(c), Seller is not now, and has never been, the subject of any product liability claim or recall in connection with any products designed, manufactured, produced, bottled or sold by Seller; to the Knowledge of Seller no such claim or recall has been threatened, and Seller is not aware of any fact or circumstance reasonably likely to result in any such claim or recall.

(d) Except as set forth in Schedule 5.27(d), all products packaged or labeled by the Distillery Business have been packaged and labeled in accordance with all applicable Laws, including the Food, Drug and Cosmetic Act and the rules and regulations promulgated pursuant thereto.

(e) Except as set forth in Schedule 5.27(e), Seller has at all times been in material compliance with all applicable Legal Requirements relating to the regulation of alcoholic beverages.  Seller has provided Buyer with a true and accurate copy of all correspondence or other documents related to those items listed or required to be listed on Schedule 5.27(e).

5.28	Relationships With Related Persons

Except as disclosed in Schedule 5.28, neither Parent Company nor any Related Person with respect to Seller or Parent Company has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business.  Neither Parent Company nor any Related Person with respect to Seller or Parent Company owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 5.28, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than 1% of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Schedule 5.28, neither Parent Company nor any Related Person with respect to Seller or Parent Company is a party to any Contract with, or has any claim or right against, Seller.

5.29	Brokers or Finders

Except as set forth in Schedule 5.29, none of Seller, Parent Company or their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the transactions contemplated hereunder.

5.30	Warehouse Agreements

Schedule 5.30 contains a true and correct list of all Warehouse Agreements, together with a description of the parties thereto, the term and details as to specific types and quantities of products, goods or inventory being stored or warehoused by Seller for each such agreement.  There is no discrepancy between the types and quantities of products, goods or inventory being stored by Seller and the expectations of any other party to any such Warehouse Agreement.

5.31	Disclosure

No representation or warranty or other statement made by Seller or Parent Company in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Section 4.2(a) or otherwise in connection with the transactions contemplated hereunder contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

5.32	No Other Representations

Buyer acknowledges that Seller and Parent Company have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, the Schedules and documents delivered pursuant to this Agreement and the Schedules, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in this Agreement, the Schedules and documents delivered pursuant to this Agreement and the Schedules.

6.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Parent Company as follows:

6.1	Organization and Good Standing

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full company power and authority to conduct its business as it is now conducted.

6.2	Authority; No Conflict

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary company action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereunder by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereunder pursuant to (i) any provision of Buyer’s articles of organization or operating agreement (or comparable governing documents); (ii) any resolution adopted by the board of managers or the owners of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

6.3	Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereunder.  To Buyer’s Knowledge, no such Proceeding has been threatened.

6.4	Brokers or Finders

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereunder.

7.	COVENANTS OF SELLER AND PARENT COMPANY PRIOR TO CLOSING

7.1	Access and Investigation

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Parent Company shall cause Seller to):

(a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller;

(b) afford Buyer and its Representatives access to make reasonable installations of cable, telecommunications, internet and other infrastructure necessary or desirable to have the Distillery Business operating, as intended by Buyer, on the Closing Date, particularly with respect to the information technology systems;

(c) furnish Buyer Group with copies of all such Contracts (related to the Distillery Business), Governmental Authorizations, books and records and other existing documents and data as Buyer may reasonably request;

(d) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and

(e) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.  In addition, Buyer shall have the right to have the Real Property, Leased Property, Inventory and Tangible Personal Property, Equipment and Inventories inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property, Leased Property, Tangible Personal Property, Equipment and Inventories, with respect to such matters as Buyer deems appropriate, including elevations and topography, soil conditions, cultural or historical matters, paved areas, storm water drainage, environmental matters, availability of utilities, roof, foundation and other structural and mechanical matters.  In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

7.2	Operation of the Business of Seller

Between the date of this Agreement and the Closing, Seller shall (and Parent Company shall cause Seller to):

(a) conduct its business only in the Ordinary Course of Business;

(b) except as otherwise directed by Buyer in writing, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, employees, agents and others having business relationships with it;

(c) confer with Buyer prior to implementing operational decisions of a material nature;

(d) otherwise report to Buyer concerning the status of its business, operations and finances upon Buyer’s request from time to time;

(e) make no material changes in management personnel without prior consent of Buyer;

(f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and in the same manner in which they have been operated and maintained before the date hereof;

(g) maintain all data for the Spirit 1 system, and maintain the Spirit 1 license, such that Buyer shall have use of and access to any and all data relating to the Distillery Business at and after Closing;

(h) keep in full force and effect, without amendment, all Contracts and Governmental Authorizations relating to the Distillery Business;

(i) comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

(j) continue in full force and effect the insurance coverage under the policies set forth in Schedule 5.21 or substantially equivalent policies;

(k) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer;

(l) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Distillery Business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer or assisting in the separation of any Governmental Authorizations between Buyer and Bottling Acquiror, as determined by Buyer and Bottling Acquiror;

(m) upon request from time to time, execute and deliver all documents and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

(n) maintain all books and records of Seller relating to the Distillery Business in the Ordinary Course of Business; and

(o) provide written reports to Buyer by noon on Friday of each week setting forth Seller’s planned distillery inventory production and planned purchases of grain stock, distillers’ dried grain and coal for the following week.

7.3	Negative Covenant

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Parent Company shall not permit Seller to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 5.15 or 5.19 would be likely to occur; (b) make any modification to any Contract (of a type required to be listed in Schedule 5.20(a)) or Governmental Authorization or enter into any Contract (of a type required to be listed in Schedule 5.20(a)) (c) allow the levels of Buffer Stock, Grain Stock, Coal Stockpiles and other levels of raw materials, work-in-process, supplies or other materials included in the Inventories to exceed at any time the average levels of each such item during the three months immediately preceding the date of this Agreement; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.

7.4	Required Approvals

As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated hereunder.  Seller and Parent Company shall (i) cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the transactions contemplated hereunder; and (ii) cooperate with Buyer and its Representatives in obtaining all Consents necessary for the consummation of the transactions contemplated hereunder.

7.5	Notification

Between the date of this Agreement and the Closing, Seller and Parent Company shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s and Parent Company’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or Parent Company’s discovery of, such fact or condition.  Such notification shall not affect any rights of Buyer under Section 11.2 and Article 13.  During the same period, Seller and Parent Company also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or Parent Company in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

7.6	No Negotiation

Until such time as this Agreement shall be terminated pursuant to Section 11.1, neither Seller nor Parent Company shall, and they shall each cause their Affiliates, Representatives and Related Persons not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals of any type or enter into any confidential agreement, letter of intent, purchase agreement, merger agreement or similar agreement with or provide any information to any Person (other than Buyer and Bottling Acquiror) relating to any business combination transaction involving Seller, including the sale of Seller’s equity, the merger or consolidation of Seller or the sale of Seller’s business or assets, the liquidation or similar extraordinary transaction with respect to Seller.  Seller and Parent Company shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller or Parent Company.  Promptly after the date hereof, Seller and Parent Company will, and will cause their Representatives to, terminate any such negotiations or discussions ongoing prior to the date hereof.  The provisions of this Section 7.6 shall not be deemed to restrict the sale of the Bottling and Packaging Business to Bottling Acquiror.

7.7	Best Efforts

Seller and Parent Company shall use their Best Efforts to cause the conditions in Article 9 and Section 10.3 to be satisfied.  Without limiting the generality of the preceding sentence, Seller and Parent Company shall use their Best Efforts to cause the Bottling Transaction to be consummated contemporaneously with the Closing hereunder.

7.8	Interim Financial Statements

Until the Closing Date, Seller shall deliver to Buyer within 15 days after the end of each month a copy of the monthly financial statements for such month (including financial statements for Seller and for each of the Bottling and Packaging Business and the Distillery Business) prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer as to compliance with Section 5.4.

7.9	Change of Name

On or before the Closing Date, Seller shall (a) amend its articles of organization and operating agreement (and other comparable governing documents) and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer, if it so chooses, to change its name to Seller’s present name.

7.10	Payment of Liabilities

Seller shall pay or otherwise satisfy (and Parent Company shall cause Seller to pay or otherwise satisfy) in the Ordinary Course of Business all of its Liabilities and obligations.  Buyer and Seller hereby waive compliance with any bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the transactions contemplated herein.

7.11	Current Evidence of Title

(a) The parties acknowledge that Seller has delivered and furnished to Buyer, for each parcel, tract or subdivided land lot of Real Property:

(i) from First American Title Insurance Company (the “Title Insurer”):

(A)           title commitments issued by the Title Insurer to insure title to all Real Estate, Improvements and insurable Appurtenances, if any, in the amount reasonably specified by Buyer, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 6-17-06 form owner’s policy of title insurance (each a “Title Commitment”) at Seller’s expense including such endorsements to the policy to be issued pursuant to the Title Commitment as Buyer requests at Buyer’s expense, including but not limited to Zoning 3.1 (Completed Structure) Endorsement, Access Endorsement, Survey Endorsement, Contiguity Endorsement, Comprehensive Endorsement, and Owner’s Environmental Endorsement; and

(B)           complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the “Recorded Documents”); and

(ii) a survey of the Real Property at Buyer’s expense by a land surveyor licensed by the state in which the Real Property is located and bearing a certificate, signed and sealed by the surveyor, certifying to Buyer and the Title Insurer that:

(A)           such survey was made in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM and NSPS in 2011, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11, 13 - 14 of Table A thereof; and

(B)           such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a “Survey”).

(b) Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy subject only to the Permitted Real Estate Encumbrances, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

(c) Any title exception or matter that is not a Permitted Real Estate Encumbrance that the Title Company is willing to insure over on terms acceptable to Seller and Buyer is herein referred to as an “Insured Exception.”  The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.

(d) Nothing herein waives Buyer’s right to claim a breach of Section 5.9(a) or to claim a right to indemnification as provided in Section 13.2 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

7.12	WARN Act

Immediately after the date of this Agreement, Seller shall deliver WARN notices in a form or forms as required by the WARN Act (and applicable Legal Requirements) to each Person who is entitled by the WARN Act to receive such notice in connection with the transactions set forth herein and with respect to the Bottling Transaction and will supplement or issue such additional notice or notices as required by the WARN Act or other Legal Requirements, including without limitation, to address any potential delays in Closing.

7.13	Tax Matters

(a) All real estate, personal property, ad valorem and any other local or state taxes relating to the Assets or the Distillery Business which shall be accrued but unpaid as of the Closing Date shall be prorated to the Closing Date as agreed to between the parties and shall be paid by Seller to Buyer or Buyer to Seller, as the case may be, within thirty (30) days after their assessment or due date.  It is understood that, with respect to real estate taxes on the Real Property, regardless of when such taxes become due and payable, the Buyer shall only be responsible for those real estate taxes payable with respect to the Real Property which accrue from and after the Closing Date.  Seller agrees that it shall be responsible for all such real estate taxes which have accrued prior to the Closing Date.

(b) Seller agrees to furnish or cause to be furnished, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Assets as is reasonably necessary for the preparation of any return for Taxes, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

8.	COVENANTS OF BUYER PRIOR TO CLOSING

8.1	Required Approvals

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereunder.  Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 5.2(c); provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 8.1.

8.2	Best Efforts

Buyer shall use its Best Efforts to cause the conditions in Article 10 and Section 9.3 to be satisfied.

9.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1	Accuracy of Representations

All representations and warranties of Seller and the Parent Company in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule, except the representations and warranties in Sections 5.1, 5.2, and 5.29 shall be true and correct in all respects and that in determining the accuracy of representations and warranties in this Section 9.1, all qualifications of “material”, “materially”, “materiality” or similar limitations shall be disregarded.

9.2	Seller’s and Parent Company’s Performance

All of the covenants and obligations that Seller and Parent Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

9.3	Consents

Each of the Consents identified in Schedule 5.2(c) and the Pernod Ricard Consent shall have been obtained and each Consent and the Pernod Ricard Consent shall be in full force and effect.

9.4	Additional Documents

Seller and Parent Company shall have caused the documents and instruments required by Section 4.2(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign limited liability company under the name “Lawrenceburg Distillers Indiana” or “LDI” or any derivative thereof;

(b) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets; and

(c) Certificates dated as of a date not earlier than the tenth Business Day prior to the Closing as to the payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Indiana and each jurisdiction in which Seller is licensed or qualified to do business as a foreign company as specified in Schedule 5.1(a).

9.5	No Proceedings

There shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, or against Seller or Parent Company or against any Related Person of Seller or Parent Company any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated hereunder or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated hereunder.  There shall not be in effect any Legal Requirement or any injunction or other Order that (y) prohibits the consummation of the transactions contemplated hereunder or (z) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.6	Transition Services Agreement

Buyer shall have entered into a Transition Service Agreement with Bottling Acquiror in form and substance satisfactory to Buyer.

9.7	Title Insurance

Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 7.11, dated the Closing Date, in an aggregate amount equal to $8.2 million, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Real Property to Buyer with no exception for the gap between closing and recordation, deleting or insuring over title objections as required pursuant to Section 7.11, attaching all endorsements required by Buyer in order to ensure provision of all coverage required pursuant to Section 7.11 and otherwise in form satisfactory to Buyer insuring Buyer’s interest in each parcel of Real Property or interest therein to the extent required by Section 7.11.

9.8	Governmental Authorizations

Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets and the Distillery Business from and after the Closing.

9.9	Environmental Report

Buyer at its expense shall have ordered and received an environmental site assessment report with respect to Seller’s Facilities, which report shall be acceptable in form and substance to Buyer in its sole discretion.

9.10	Employees

(a) Buyer shall have entered into employment agreements with those employees of Seller identified in Exhibit K.

(b) Those key employees of Seller identified on Exhibit K, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

9.11	Due Diligence

Buyer shall be satisfied, in its sole and absolute discretion, with the results of its business, legal, accounting and other due diligence investigations of Seller, the Assets and the Distillery Business.

9.12	Sale of Bottling and Packaging Business

The Bottling Transaction shall be consummated contemporaneously with the consummation of the transactions contemplated hereby.

10.	CONDITIONS PRECEDENT TO SELLER’S AND PARENT COMPANY’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and Seller’s and Parent Company’s obligation to take the other actions required to be taken by Seller or Parent Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

10.1	Accuracy of Representations

All representations and warranties of Buyer in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the time of the Closing as if then made.

10.2	Buyer’s Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

10.3	No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the consummation of the transactions contemplated hereunder and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.4	Sale of Bottling and Packaging Business

The Bottling and Packaging Business acquisition shall be consummated contemporaneously with the transactions contemplated hereby.

10.5	TTB Applications.

On or before the Closing Date, the Buyer shall have filed with the U.S. Alcohol and Tobacco Tax and Trade Bureau (“TTB”) and furnished to the Seller copies of the following TTB permit applications with respect to the Premises (collectively, the “TTB Applications”):  (a) distilled spirit plant permit; (b) basic permit; and (c) operating permit.

10.6	Distilled Spirits Bond.

On or before the Closing Date, the Buyer shall have posted an appropriate distilled spirits bond in favor of the TTB to secure the Buyer’s tax obligations.

10.7	Utilities.

Buyer shall have furnished the Seller with evidence satisfactory to the Seller that all utility service with respect to the Premises has been changed such that Buyer shall be financially responsible for such all service on and after the Effective Time.

11.	TERMINATION

11.1	Termination Events

By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Parent Company and such Breach has not been waived by Buyer;

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c) by Buyer if satisfaction of any condition in Article 9 is or becomes impossible prior to the Outside Closing Date (as defined below) (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller if satisfaction of any condition in Article 10 is or becomes impossible prior to the Outside Closing Date (other than through the failure of Seller or Parent Company to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by Buyer if the Closing has not occurred on or before the Outside Closing Date or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

(g) by Seller if the Closing has not occurred on or before the Outside Closing Date, or such later date as the parties may agree upon, unless Seller or Parent Company is in material Breach of this Agreement.

For purposes hereof, “Outside Closing Date” shall mean January 31, 2012; provided, however, the Outside Closing Date shall be extended to April 30, 2012 if, despite their respective Best Efforts, either Buyer or Bottling Acquiror has not received Governmental Authorizations prior to January 31, 2012 as are necessary for Buyer or Bottling Acquiror to operate the Distillery Business or Bottling and Packaging Business, respectively, from and after the Closing.

11.2	Effect of Termination

Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2 and Articles 14 and 15 will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

12.	ADDITIONAL COVENANTS

12.1	Employees and Employee Benefits

(a) Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for the Distillery Business who are (i) bargaining unit employees currently covered by a collective bargaining agreement, or (ii) employed in the Distillery Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

(i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees.  Within seven (7) days of the Closing Date, Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”).  Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel records (including performance appraisals and disciplinary actions, but excluding medical records and grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Effective immediately before the Closing, Seller will terminate the employment of all Hired Active Employees and all other Active Employees, other than any such Active Employee who  is specifically retained by Seller beyond the

Closing Date, and  Seller shall be obligated to meet all of its legal obligations to the terminated Hired Active Employees, terminated  Active Employees and all Active Employees retained by Seller.

(ii) None of Seller, Parent Company or their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing.  Buyer shall inform Seller of the identities of those Active Employees to whom it will not make employment offers and Buyer shall have no obligation to the Seller in connection with Seller’s duties in complying with the WARN Act as to any Active Employees.

(iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment, if any, as referenced in this Section 12.1 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to all Seller’s employees, whether or not such employee becomes a Hired Active Employee, with respect to their services as employees of Seller through the Effective Time on the Closing Date, including pro rata bonus payments and payments, whether or not paid pursuant to any Legal Requirement, that may be paid with respect to vacation, sick, or other leave accrued prior to the Closing Date; and (B) the payment of any termination or severance payments that may be due to any employee of Seller, whether or not such employee becomes a Hired Active Employee; and (C) any and all payments to current or former employees of Seller required under the WARN Act.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Employee Plans.

(iii) Seller shall be responsible and liable for providing continuation coverage mandated by COBRA under a group health care plan maintained by Seller for any current or former employee of Seller, or any qualified beneficiary thereof, within the meaning of Code Section 4980B(g)(1), who, as of the Closing Date, is (A)

entitled to such continuation coverage as a result of a qualifying event (as defined in Section 4980B of the Code) that occurred before or occurs in connection with the transactions contemplated by this Agreement or the Bottling Transaction, including continuation coverage for any Active Employee who does not become a Hired Active Employee, or (B) receiving continuation coverage under a group health care plan sponsored by Seller or ERISA Affiliate.  Notwithstanding any other provision of this Agreement to the contrary, should Seller cease to maintain any group health plan such that the obligation to provide COBRA continuation coverage to all persons who are “M&A qualified beneficiaries” (as described in IRS Regulation Section 54.498B-9, Q&A-4) with respect to the transactions contemplated by this Agreement (“COBRA Beneficiaries”) shifts to Buyer by operation of law, Seller and the Parent Company, jointly and severally, shall reimburse Buyer for any and all expenses incurred (including, but not limited to, claims incurred under the group health plan, administrative fees, insurance or reinsurance premiums, etc.) by Buyer or its Affiliates or any plans of Buyer or its Affiliates in excess of the premiums collected from the COBRA Beneficiaries and any actual reinsurance recoveries to the extent attributable to COBRA continuation coverage provided to the COBRA Beneficiaries.  Buyer shall invoice Seller and the Parent Company monthly with respect to such expenses, and Seller and the Parent Company shall be obligated to make full payment of each such invoice within thirty (30) days of the date of receipt of such invoice.  If the Seller and the Parent Company should fail to timely make payment with respect to any such invoice, the Seller and the Parent Company shall also be obligated to pay interest with respect to the unpaid amounts at the rate of ten percent (10%) per annum.

(iv) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to the Employee Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension).

(d) Seller’s Retirement and Savings Plans.  All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.  All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result

(e) Collective Bargaining Matters.  Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.  Buyer is not obligated to assume any collective bargaining agreements under this Agreement.  Seller shall be solely liable for any severance payment required to be made to its employees due to the transactions contemplated hereunder.  Any bargaining obligations of Buyer, if any, with any union with respect to bargaining unit employees subsequent to the Closing, shall be the sole responsibility of Buyer.

(f) Prior to the Closing Date, the Seller shall take all action necessary to correct (whether under the United States Department of Labor Voluntary Fiduciary Correction Program or otherwise) or pay Taxes with respect to any “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist that have occurred with respect to any Employee Plan prior to Closing.  Seller shall provide evidence of such correction to Buyer no later than five days prior to the Closing Date.

12.2	Payment of All Taxes Resulting From Sale of Assets By Seller

Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

12.3	Payment of Other Retained Liabilities

In addition to payment of Taxes pursuant to Section 12.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement.  If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any amounts owed to Seller.  Buyer shall receive full credit under this Agreement for all payments so made.

12.4	Nonsolicitation and Nondisparagement

(a) Nonsolicitation.  For a period of five (5) years after the Closing Date, Seller and the Parent Company shall not, directly or indirectly, (i) solicit the business of any Person who is a customer of Buyer; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(b) Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 12.4 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This

Section 12.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 12.4 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

12.5	Retention of and Access to Records

At the Closing, Seller shall provide Buyer and Bottling Acquiror co-ownership of the originals of any and all documents, statements, data and records of Seller that relate to any business, employment (excluding any medical records), financial, tax or accounting matters of Seller, including historical financial statements, financial and accounting records and data, and all other documents, records or data relating to accounts payable, accounts receivable, customers, suppliers, employees (excluding medical records) or other financial, tax or accounting matters of Seller (other than Seller’s minute books and stock records of which Seller shall provide Buyer copies).  After the Closing Date, Buyer shall provide Seller and its Representatives reasonable access to such records at the Bottling and Packaging Business – provided that possession was not transferred to Bottling Acquiror – during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Seller in such notice.

12.6	Further Assurances

Subject to the proviso in Section 8.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information that any party hereto may reasonably request; (b) execute and deliver to each other party such other documents as such other party may reasonably request; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder.

12.7	Refunds and Remittances

(a) If after the Closing Seller or any of its Affiliates receives any amount which is an Asset or is otherwise properly due and owing to Buyer or any of its Affiliates under this Agreement, Seller shall promptly remit, or shall cause to be remitted, such amount to Buyer.

(b) If after the Closing Buyer or any of its Affiliates receives any amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates under this Agreement, Buyer shall promptly remit, or shall cause to be remitted, such amount to Seller.

12.8	Pernod Ricard

Upon closing, Seller shall assign its rights against Pernod Ricard USA, LLC under the Asset Purchase Agreement between Seller and Pernod Ricard USA, LLC dated June 29, 2007 relating to matters of the Environment, including providing Buyer with a closure letter, site status letter, or other written approval of closure obtained from the Indiana Department of Environmental Management of the former underground storage area described in the Corrective Action Plan.

12.9	Insurance

Seller and Parent Company shall name Buyer as an additional insured on all policies of insurance insuring them with respect to any and all of the products manufactured, assembled, packaged, bottled or sold prior to the Closing by Seller.  At the Closing, Seller shall deliver to Buyer certificate of insurance evidencing such coverage.

12.10	IT Transition

For a period of seven months after the Closing (the “Transition Period”), Seller shall maintain its information technology systems such that Buyer may use all such systems, including Navision and AdvizeX, to operate the Distillery Business.  In exchange for maintaining Seller’s systems for seven months and maintaining the Navision Contract and the AdvizeX Contract, Buyer agrees to reimburse Seller fifty percent of the monthly fees payable under the Navision Contract and the AdvizeX Contract during the Transition Period.

13.	INDEMNIFICATION; REMEDIES

13.1	Survival

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 4.2 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereunder, subject to Section 13.6.

13.2	Indemnification and Reimbursement by Seller and Parent Company

(a) From and after the Closing, Seller and Parent Company, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, owners, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(i) any Breach of any representation or warranty made by Seller or Parent Company in this Agreement (without giving effect to any supplement to the Disclosure Schedule) or in any certificate, document, writing or instrument delivered by Seller or Parent Company pursuant to this Agreement (without giving effect to any qualifiers or exceptions relating to materiality);

(ii) any Breach of any covenant or obligation of Seller or Parent Company in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or Parent Company pursuant to this Agreement;

(iii) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Parent Company (or any Person acting on their behalf) in connection with any of the transactions contemplated hereunder;

(iv) any Liability arising out of or with respect to any Warehouse Agreements, including based on discrepancies or claimed discrepancies between the types and quantities of products, goods or inventory being stored by Seller at Closing and the expectations of any other party to any such Warehouse Agreement;

(v) any matter disclosed in Schedules 5.17(a) or 5.24(b)(vi) or (viii);

(vi) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the transactions contemplated hereunder;

(vii) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action or inaction of Seller prior to the Closing or by Buyer’s or Bottling Acquiror’s decision not to hire previous employees of Seller;

(viii) any matter related to the Excluded Assets; and

(ix) any Retained Liabilities.

13.3	Indemnification and Reimbursement by Seller and Parent Company - Environmental Matters

(a) In addition to the other indemnification provisions in this Article 13, from and after the Closing, Seller and Parent Company, jointly and severally, will indemnify and hold harmless the Buyer Indemnified Persons, and will reimburse the Buyer Indemnified Persons for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(i) any Environmental, Health and Safety Liabilities arising out of or relating to:  (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, and the Excluded Assets or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; and

(ii) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

(b) Notwithstanding Section 13.3(a) above, Seller and the Parent Company shall not:

(i) be required to remove or pay costs associated with the abatement or removal of asbestos as disclosed in Schedule 13.3 but shall remain liable for and jointly and severally indemnify the Buyer Indemnified Parties for any other Damages associated with such asbestos (including claims for death or personal injury to any person); or

(ii) be liable to the Buyer Indemnified Persons for Damages in connection with injury to individuals or damage to the property of any third party caused by Hazardous Materials used or produced in the Ordinary Course of the Distillery Business that are disclosed by Seller in the Disclosure Schedules to this Agreement to the extent, and only to the extent, such Damages result solely from exposure after the Closing to such Hazardous Materials at the real property acquired by Buyer hereunder.

(c) Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 13.3.  The procedure described in Section 13.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 13.3.

13.4	Indemnification and Reimbursement by Buyer

From and after the Closing, Buyer will indemnify and hold harmless Seller, and will reimburse Seller for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement (without giving effect to any qualifiers or exceptions relating to materiality);

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the transactions contemplated hereunder; and

(d) any Assumed Liabilities.

13.5	Limitations of Liability --Seller and Parent Company

(a) Subject in all respects to Section 13.5(f) below, Seller and Parent Company shall have no liability (for indemnification or otherwise) with respect to claims under Section 13.2(a)(i) (other than with respect to any claim for the Breach of any representation or warranty set forth in Sections 5.1, 5.2, 5.9, 5.14, 5.16, 5.22 or 5.29, to which the limitations set forth in this Section 13.5(a) shall not apply) until the total of all Damages with respect to such matters exceeds $100,000 (the “Deductible”), in which event Seller and Parent Company shall be responsible only for Damages relating thereto in excess of the Deductible up to the Escrow Amount (the “Cap”).

(b) Subject in all respects to Section 13.5(f) below, Seller and Parent Company shall have no liability (for indemnification or otherwise) under Section 13.2(a)(i) for the Breach of any representation or warranty set forth in Sections 5.1, 5.2, 5.9, 5.16, 5.22 and 5.29  for any Damages relating thereto in excess of the Purchase Price.

(c) Subject in all respects to Section 13.5(f) below, Seller and Parent Company shall have no liability (for indemnification or otherwise) under Section 13.2(a)(viii) and (ix) for any Damages relating thereto in excess of the Purchase Price.

(d) Subject in all respects to Section 13.5(f) below, Seller and Parent Company shall have no liability (for indemnification or otherwise) under Section 13.3 for any Damages relating thereto in excess of the Purchase Price.

(e) Subject in all respects to Section 13.5(f) below, in the event that Buyer Indemnified Persons suffer any Damages in respect of any Retained Liability and such Damages also result from the breach of a representation or warranty hereunder by Seller for which Buyer Indemnified Persons may assert a claim for indemnification under Section 13.2(a)(i) above, such Damages shall be subject to the limitations set forth in Sections 13.5(a) and (b) above.

(f) Notwithstanding any other provision of this Agreement, or any other document, instrument or agreement, to the contrary, including the provisions of Sections 13.5(a)through (e) above, and Section 13.6, Seller and Parent Company, jointly and severally, shall indemnify and hold the Buyer Indemnified Parties harmless from any and all Damages (without any limitation whatsoever as to amount or duration) arising from, through or in any manner relating to any of the following Liabilities (whether resulting from a Breach of any representation or warranty, such Liabilities being characterized as Retained Liabilities hereunder, or otherwise):

(i) Any and all Liabilities for Taxes of Seller or any of its Affiliates, whether relating to the Distillery Business, the Bottling and Packaging Business, or otherwise (other than to the extent such Taxes are Assumed Liabilities under Section 2.3(a)(iii) above);

(ii) Any and all Liabilities for Indebtedness (and convertible preferred shares) of Seller, including (A) all amounts owed to Colonial Life Insurance

Company Limited, and (B) all amounts associated with any Capital Lease or operating lease not assumed by Buyer under this Agreement;

(iii)  Any and all Liabilities relating to any Proceeding pending as of the Effective Time;

(iv) Liabilities associated with, or arising from, through or in any manner relating to, the Bottling and Packaging Business prior to the Effective Time; and

(v) Damages resulting from any fraud or intentional misrepresentation.

13.6	Time Limitations

(a) If the Closing occurs, Seller and Parent Company will have liability (for indemnification or otherwise) with respect to Section 13.2(a)(i) only if on or before twenty-four (24) months from the Closing Date, Buyer notifies Seller or Parent Company of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer; provided, however, claims with respect to Sections 5.1, 5.2, 5.9 and 5.29 may be made indefinitely, and claims with respect to Sections 5.14, 5.16 and 5.22 may be made at any time within 45 days after the date on which the statute of limitations applicable to the matter covered by such representations and warranties expires.

(b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to Section 13.4(a) only if on or before twenty-four (24) months from the Closing Date, Seller or Parent Company notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Parent Company.

13.7	Escrow

Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may give notice of a claim under the Escrow Agreement.  Neither the exercise of nor the failure to exercise such rights under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

13.8	Third-Party Claims

(a) Promptly after receipt by a Person entitled to indemnity under Sections 13.2, 13.3 (to the extent provided in the last sentence of Section 13.3) or 13.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 13.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 13 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (1) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (2) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 15.4, Seller and Parent Company hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Parent Company with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 13:  (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 13, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that:  (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

13.9	Other Claims

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

13.10	Non-Scheduled Assets

If Buyer claims ownership with respect to any property of Seller that is not specifically included in Exhibit F and title to which was transferred to Bottling Acquiror, Buyer will resolve such claim directly with Bottling Acquiror; neither Seller nor Parent Company shall have any liability with respect to such claim.

13.11	Exclusive Remedy

After the Closing, the indemnification provision set forth in this Article 13 are and shall be the sole and exclusive remedy of each party with respect to this Agreement and the transactions contemplated herein, other than claims for fraud or willful misconduct for which a party suffering Damages arising therefrom may bring suit outside of this Agreement; provided, however, this sentence shall not be deemed a waiver by any party of its right to seek specific performance or injunctive relief in accordance with Section 15.5 in the case of another party’s failure to comply with the covenants made by such party to be performed after the Closing.

14.	CONFIDENTIALITY

14.1	Confidential Information

After the Closing Date, Seller and Parent Company shall maintain in confidence all proprietary and confidential business and other information that is related to the Distillery Business, including Trade Secrets, product specifications, recipes, formulations, data, know-how, formulae, processes, designs, sketches, graphs, drawings, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans (“Confidential Information”), unless (a) such information is already known to the receiving party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Seller or a Parent Company, or (b) the furnishing or use of such information is required in connection with legal, administrative, regulatory or investigative proceedings (in which case Seller and Parent Company shall promptly notify Buyer so that Buyer may attempt to restrict or prohibit such disclosure).

15.	GENERAL PROVISIONS

15.1	Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

15.2	Public Announcements

Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereunder will be issued, if at all, at such time and in such manner as Seller, Buyer and Bottling Acquiror jointly determine; provided, however, Buyer shall be free to issue such press releases or make any public filings as it deems necessary or advisable with respect to this Agreement or the transactions set forth herein under applicable securities laws or listing requirements without seeking the consent of Seller or Bottling Acquiror.  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated hereunder, and Buyer will have the right to be present for any such communication.

15.3	Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

Seller or Parent Company: Angostura US Holdings Limited c/o Frost Brown Todd LLC Attention: Joseph Dehner 3300 Great American Tower 301 East Fourth Street Cincinnati, Ohio 45202 Fax no.: 513.651.6981	with a copy to: Frost Brown Todd LLC Attention: Joseph Dehner 3300 Great American Tower 301 East Fourth Street Cincinnati, Ohio 45202 Fax no.: 513.651.6981
Buyer: MGPI of Indiana, LLC Attention: Tim Newkirk, President & CEO 100 Commercial Street Atchison, KS 66002 Fax no.: 913.360.5636	with a copy to: Bryan Cave LLP Attention: Robert M. Barnes 1200 Main Street, Suite 3500 Kansas City, MO 64105 Fax no.: 816.374.3300

15.4	Jurisdiction; Service of Process; Waiver of Jury Trial

(a) Any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereunder shall be brought exclusively in the courts of the State of Ohio, County of Hamilton, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereunder in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

15.5	Enforcement of Covenants

Seller and Parent Company acknowledge and agree that Buyer would be irreparably damaged if any of the covenants of this Agreement are not performed in accordance with their specific terms and that any Breach of a covenant by Seller or Parent Company could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any covenant of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the covenants of this Agreement, without posting any bond or other undertaking.

15.6	Waiver; Remedies Cumulative

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15.7	Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent, exclusivity agreement and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

15.8	Assignments, Successors and No Third-Party Rights

(a) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer or to any Person acquiring all or any part of the Assets or Distillery Business from Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 15.8.

(b) Other than with respect to the Buyer Indemnified Persons, no provision of this Agreement, including without limitation Section 12.1, shall create any third-party beneficiary rights in any person, entity, or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any employee benefit plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan that is or may in the future be maintained by the Buyer.  No provision of this Agreement, including without limitation Section 12.1, shall be deemed to amend any employee benefit plan that is or may in the future be maintained by the Buyer.

15.9	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.10	Governing Law

This Agreement will be governed by and construed under the laws of the State of Indiana without regard to conflicts-of-laws principles that would require the application of any other law.

15.11	Execution of Agreement

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by other electronic means (including by pdf) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or by other electronic means (including by pdf) shall be deemed to be their original signatures for all purposes.

15.12	Parent Company Obligations

The liability of Parent Company hereunder shall be joint and several with Seller.  Where in this Agreement provision is made for any action to be taken or not taken by Seller, Parent Company undertakes to cause Seller to take or not take such action, as the case may be.  Without limiting the generality of the foregoing, Parent Company shall be jointly and severally liable with Seller for the indemnities set forth in Article 13.

[Signatures follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

MGPI OF INDIANA, LLC

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President

SELLER:

LAWRENCEBURG DISTILLERS INDIANA, LLC

By:	/s/ Marlon Holder
Name:	Marlon Holder
Title:	Authorized Representative

PARENT COMPANY:

ANGOSTURA US HOLDINGS LIMITED

By:	/s/ Marlon Holder
Name:	Marlon Holder
Title:	Authorized Representative